EXHIBIT 10.1

THIRD AMENDMENT TO FORBEARANCE AGREEMENT AND
SIXTH LOAN MODIFICATION AGREEMENT

This Third Amendment to Forbearance Agreement and Sixth Loan Modification Agreement (this “Agreement”) is entered into as of November 23, 2010, by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), BANK OF THE WEST, a national banking association (“BOW”, and, together with U.S. Bank, the “Lenders” and, each, a “Lender”), and U.S. BANK, in its separate capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to a Loan Agreement dated as of August 22, 2008 (as amended by a Loan Modification Agreement dated as of January 28, 2009, a Second Loan Modification Agreement dated as of March 16, 2010, the Forbearance Agreement defined below, a First Amendment to Forbearance Agreement and Fourth Loan Modification Agreement dated as of July 31, 2010, a Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement dated as of August 31, 2010, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  The Borrower and the Agent are also parties to that certain Forbearance and Third Loan Modification Agreement dated as of June 21, 2010 (as amended by a First Amendment to Forbearance Agreement and Fourth Loan Modification Agreement dated as of July 31, 2010, a Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement dated as of August 31, 2010, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”).

Pursuant to the terms of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), the Borrower is obligated to, among other things, make certain payments of principal and interest under the Notes on the dates and in the manner set forth in the Loan Agreement, the Forbearance Agreement and the other Loan Documents.  The Borrower failed to (among other things) make certain payments of principal and interest due on October 31, 2010, and certain Events of Default (as defined in the Loan Agreement) have occurred.

The Borrower has requested that the Agent and the Lenders forbear from taking certain actions available to them on account of such Events of Default and make certain amendments to the Loan Agreement and the Forbearance Agreement.  The Agent and the Lenders are willing to grant the Borrower’s requests pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement or the Forbearance Agreement, as applicable.

2.           Amendments to the Forbearance Agreement.  The Forbearance Agreement is hereby amended as follows:

(a)           Amendment to Section 1 of the Forbearance Agreement (Definitions).  Section 1 of the Forbearance Agreement is hereby amended by adding or amending and restating, as applicable, the following definitions to read as follows:

“Forbearance Period” means the period commencing on the date hereof and ending on the earliest of:

(a)	the occurrence of the Stated Forbearance Termination Date;

             (b) a default or breach of, or failure to perform under, Sections 14(c)(ii) or (iii) of this Agreement; provided, however, that no such default, breach or failure to perform shall be deemed to exist if (1) the Borrower complies with Sections 14(c)(ii) and (iii) as of and for the week following such default, breach or failure, and (2) the Borrower has not previously defaulted, breached or otherwise failed to perform under Sections 14(c)(ii) or (iii) during the calendar month in which such default, breach or failure has occurred;

(c)           a default or breach of, or failure to perform any term, covenant or agreement on the part of the Borrower under, this Agreement (other than under Sections 14(c)(ii) or (iii));

(d)           the occurrence of an Event of Default (other than the Specified Events of Default), or an event that, with giving of notice or passage of time or both, would constitute an Event of Default (other than the Specified Events of Default);

(e)           the resignation or termination of the chief executive officer of the Borrower or the consultant engaged by the Borrower pursuant to Section 14 hereof, or such consultant shall no longer have all of the authority and responsibilities set forth in the Engagement Agreement (as defined in Section 14 hereof);

(f)           the occurrence of a default under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of the Borrower or any of its Subsidiaries, including without limitation any default under any of the BOW Agreements; or

(g)           the exercise or enforcement by BOW of any of its rights or remedies with respect to any default, breach or event of default, however defined, under or otherwise with respect to any of the BOW Agreements.

“Specified Events of Default” means the breach or default of the Borrower under the following provisions of the Loan Documents for the period or as of the date described below:

Section/Covenant	Date/Period	Required Performance	Actual Performance
Section 5.8 of the Loan Agreement	May 2, 2010	Delivery of quarterly financial statements and compliance certificate within 45 days after the end of each fiscal quarter	June 21, 2010
Section 5.12(a) of the Loan Agreement	May 2, 2010	Cash Flow Leverage Ratio of at least 3.75 to 1.00	13.14 to 1.00
Section 5.12(b) of the Loan Agreement	May 2, 2010	Fixed Charge Coverage Ratio of at least 0.95 to 1.00	0.20 to 1.00
Section 5.12(c) of the Loan Agreement	May 2, 2010	Maintain current assets in excess of current liabilities of at least $2,500,000	($18,249,000)
Section 1 of the Term Notes	July 31, 2010	Payment of quarterly installments of principal of the Term Notes in an aggregate amount equal to $1,087,647.06	$0
Section 1 of the Term Notes	July 31, 2010	Payment of monthly installments of interest on the unpaid principal balance of the Term Notes	$0
Section 6 of the Forbearance Agreement	August 31, 2010	Payment of the Deferred Principal Payments in an aggregate amount equal to $1,087,647.06	$0
Section 1 of the L/C Note	August 31, 2010	Payment of the unpaid principal balance of the L/C Note in an amount equal to $750,000	$0
Section 6 of the Forbearance Agreement	October 31, 2010	Payment of the PIK Interest in an aggregate amount equal to $298,154.41	$0
Section 6 of the Forbearance Agreement	October 31, 2010	Payment of the Deferred Interest Payment in an aggregate amount equal to $68,357.66	$0
Section 6 of the Forbearance Agreement	October 31, 2010	Payment of the Deferred Principal Payments in an aggregate amount equal to $1,087,647.06	$0

“Stated Forbearance Termination Date” means January 31, 2011.

(b)           Amendment to Section 6 of the Forbearance Agreement (Deferral of Certain Payments of Principal, Interest and Fees; Forbearance Fee).  Section 6 of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

6.           Payments of Interest, Principal and Fees.

(a) Default Interest.  From June 15, 2010 through August 31, 2010, all Loans and other Obligations, including without limitation all Line of Credit Loans, shall bear interest at the Default Rate as defined in the Term Notes.  From September 1, 2010 and continuing thereafter until the Specified Events of Default are cured or waived to the written satisfaction of the Lenders, all Line of Credit Loans shall bear interest at the Default Rate as defined in the L/C Note and all other Loans and other Obligations, including without limitation the Term Loans, shall bear interest at the Default Rate as defined in the Term Notes.

(b) Current Interest; Deferred Interest Payment.  As used herein, “Current Interest” means all interest accruing at the rate determined pursuant to clause (a) above, less three hundred basis points (3.00% per annum).  Current Interest shall be due and payable in cash at the times and in the manner set forth in the Loan Documents; provided, however, that Current Interest accruing on the Term Loans from July 1, 2010 through July 31, 2010 (the “Deferred Interest Payment”) shall be due and payable in cash on the Payment Date.

(c) PIK Interest.  As used herein, “PIK Interest” means all interest accruing from June 15, 2010 through the Stated Forbearance Termination Date other than Current Interest.  The Borrower shall pay to the Agent all PIK Interest accruing from June 15, 2010 until October 31, 2010 on the earlier to occur of (i) November 23, 2010 or (ii) the date on which the Borrower has paid to BOW all amounts owing by it under the BOW Agreements and the BOW Agreements are deemed terminated (such earlier date, the “Payment Date”).  The Borrower shall pay to the Agent all PIK Interest accruing from November 1, 2010 through and including the Stated Forbearance Termination Date on the Stated Forbearance Termination Date.

(d) Deferred Principal Payments. The scheduled payments of principal due under Section 1 of each Term Note on July 31, 2010 and October 31, 2010 shall be deferred from July 31, 2010 and October 31, 2010, respectively, to the Stated Forbearance Termination Date, and the scheduled payment of principal due on the Maturity Date of the L/C Note shall be deferred from August 31, 2010 to the Stated Forbearance Termination Date (such payments, collectively, the “Deferred Principal Payments”).  The Deferred Principal Payments shall be due and payable on the Stated Forbearance Termination Date.

(e) Payments and Agreements in Connection with the Termination of the BOW Agreements.  Notwithstanding anything in the Control Agreement to the contrary, the Borrower hereby irrevocably authorizes the following payments and fund transfers to be made by BOW from the Control Account on the Payment Date without further instruction:  (i) first, pay to BOW, in its separate capacity as lender to the Borrower under the BOW Agreements, all obligations of the Borrower under the BOW Agreements in full (including without limitation all principal thereof and all accrued interest thereon, together with related out-of-pocket expenses, (ii) second, after the Borrower has paid all amounts owing by it under the BOW Agreements on the Payment Date, pay to the Agent the Deferred Interest Payment and all PIK Interest accruing from June 15, 2010 until October 31, 2010, and (iii) third, after the Borrower has paid all amounts pursuant to clauses (i) and (ii), pay to the Agent the amount remaining in the Control Account, which payment shall be applied by the Agent pro rata to the outstanding principal balance of the Notes.  The Line of Credit Commitment shall be permanently reduced by the amount the L/C Note is prepaid on the Payment Date.  Upon the Control Account being thereby reduced to a zero balance, the Agent, the Borrower and BOW (in its separate capacities as a Lender, the “Bank” under the Control Agreement, and lender to the Borrower under the BOW Agreements) hereby agree that the Control Account shall be closed, and there will be no substitute, corollary or replacement Control Account or Blocked Account (as defined in the Control Agreement) subject to the Control Agreement.  Effective upon receipt by BOW of the funds from the Control Account required under clause (i) of the preceding sentence, Borrower and BOW shall each deliver to the Agent a fully executed counterpart of a Payoff and Termination Agreement between Borrower and  BOW, in its separate capacity as lender to the Borrower under the BOW Agreements in the form attached hereto as Exhibit A, evidencing that all obligations of the Borrower under the BOW Agreements have been paid in full (including without limitation all principal thereof and all accrued interest thereon, together with related out-of-pocket expenses and legal fees incurred by BOW in connection with the BOW Agreements), and that all BOW Agreements have been terminated and all liens granted by the Borrower to BOW thereunder have been released.  For the avoidance of doubt, the BOW Agreements do not include that certain Commercial Card Agreement dated as of February 20, 2009 between BOW and the Borrower, and such Commercial Card Agreement will not be terminated in connection with the foregoing.

(f) Payments Due on the Sale Date.  Concurrently with the sale or other disposition of the Property or other assets of the Borrower (the “Sale Date”) (other than the sale or other disposition of inventory in the ordinary course of business), the Borrower shall pay to the Agent an amount equal to eighty percent of the Net Cash Proceeds realized by the Borrower from such sale or other disposition; provided, however, that if the aggregate amount of the Net Cash Proceeds retained by the Borrower with respect to such sales or other dispositions exceeds $1,500,000, the Borrower shall pay to the Agent all Net Cash Proceeds in excess of $1,500,000.  All Net Cash Proceeds retained by the Borrower shall only be used in a manner that is consistent with the Borrower’s Strategic Operating Plan as adopted by the board of directors of the Borrower on November 2, 2010 (the “Strategic Operating Plan”).  For purposes of this clause (f), “Net Cash Proceeds” means the gross proceeds from such transaction, less reasonable fees and expenses to the extent actually paid or payable by the Borrower in connection with such gross proceeds.  All Net Cash Proceeds so paid to the Agent shall be applied to the outstanding principal balance of the Notes pro rata according to each Lender’s Commitment Percentage and shall permanently reduce the Line of Credit Commitment by the amount the L/C Note is prepaid on the Sale Date.

(g) Forbearance Fee.  The Borrower shall pay to the Agent for the ratable benefit of each Lender in immediately available funds a forbearance fee (the “Forbearance Fee”) in an aggregate amount equal to $129,632.35, which fee shall be deemed fully earned as of the date hereof.  The Forbearance Fee shall be due and payable in cash in two installments: first, the Borrower shall pay to the Agent $32,408.09 on the date hereof, and, second, the Borrower shall pay to the Agent $97,224.26 on the earlier to occur of the Sale Date or the Stated Forbearance Termination Date.

(h) Payment of Other Obligations.  Except as set forth in this Section 6, the Obligations shall be due and payable on the dates and in the manner set forth in the Loan Documents and shall not be deferred or delayed.

(i) Savings Clause.  Notwithstanding anything in this Section 6 to the contrary, if the incurrence of any PIK Interest, or adding the amount thereof as Secured Indebtedness (as defined in the Deed of Trust), would adversely affect the priority of the lien granted pursuant to the Deed of Trust to secure payment of all Secured Indebtedness as therein described, or would in any way adversely affect the enforceability of the Deed of Trust or any provision thereof, then payment of such PIK Interest shall be deemed secured by all Collateral, as defined in the Security Agreement, but shall not be deemed secured by the Deed of Trust or constitute Secured Indebtedness thereunder.

(c)           Amendment to Section 14 to the Forbearance Agreement (Engagement of Consultant; Management).  Subsections (b) and (c) of Section 14 of the Forbearance Agreement are hereby amended and restated in their entirety to read as follows:

(b)           Consultant; CEO.  The Borrower represents and warrants to the Agent and the Lenders that the consultant described in the foregoing clause (a) and the chief executive officer of the Borrower will, in addition to their other duties and responsibilities: (i) internally control all cash disbursements and cash receipts of the Borrower and all employment decisions with respect to the employees and agents of the Borrower, and cause any disputes between such consultant and the chief executive officer to be resolved by independent members of the Borrower’s board of directors, (ii) attend all meetings of, and receive copies of all communications to or among, the board of directors of the Borrower, (iii) attend all meetings and discussions among any of the Borrower’s directors, officers or employees regarding any acquisitions, divestitures, Investments, financings or related transactions by or for the benefit of the Borrower, and provide the Agent and the Lenders with a bi-weekly report of any such meetings and discussions, (iv) concurrently with such bi-weekly report, deliver to the Agent a detailed report setting forth the Borrower’s status and projections with respect to the Strategic Operating Plan, and a description of the Borrower’s actions taken with respect to the Strategic Operating Plan in the preceding two-week period, and (v) on or before December 31, 2010, deliver to the Agent a copy of resolutions adopted by the Borrower’s board of directors on or about the date thereof setting forth the Borrower’s progress with respect to each element of the Strategic Operating Plan.  Notwithstanding the forgoing, nothing stated in this subsection 14(b) shall prohibit the board of directors of the Borrower from convening in executive sessions within its meetings, outside the presence of the chief executive officer of the Borrow or the consultant referred to herein, for purposes of conducting such business as the board of directors of the Borrower deems appropriate.

(c)            13-Week Cash Flow Budget and Performance.  The Borrower shall:

(i)           not later than 12:00 Noon (Reno, Nevada time) on the third Business Day of each week, deliver to the Agent and the Lenders a 13-week cash flow budget in form and content acceptable to the Lenders, which shall contain (without limitation) weekly variances and cumulative line item unfavorable variances not greater than ten percent on cash receipts or ten percent on cash disbursements when compared to the most recent 13-week cash flow budget delivered to the Agent and the Lenders, together with a description of any such variances;

(ii)           as of the last Business Day of each week, maintain a Cash Balance in an amount not less than eighty percent of the Cash Balance projected for such week as set forth in the Borrower’s cash flow budget entitled “Summary GameTech Five-Year Plan 2010 10-28 Plan #4 – Summary of Weekly Cash Flow”, which was posted to DebtX on October 28, 2010 and delivered to the Lenders on October 29, 2010; and

(iii)           not later than 12:00 Noon (Reno, Nevada time) on the third Business Day of each week, deliver to the Agent and the Lenders a certificate of the chief financial officer of the Borrower certifying that the Borrower maintained Cash Balance as of the last Business Day of the prior week in accordance with clause (ii) above.

For purposes of this clause (c), “Cash Balance” means the aggregate amount of immediately available funds in the Borrower’s deposit accounts maintained with the Agent or subject to the control of the Agent pursuant to a deposit account control agreement.

(d)           Addition of Exhibit A to the Forbearance Agreement.  The Forbearance Agreement is hereby amended by adding a new Exhibit A thereto in the form of Exhibit A to this Agreement.

3.           Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           Amendment to Section 5.13 of the Loan Agreement (Mandatory Pre-Payments Upon the Occurrence of Certain Events).  Section 5.13 of the Loan Agreement is amended and restated in its entirety to read as follows:

5.13           Mandatory Pre-Payments Upon the Occurrence of Certain Events.  Immediately following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to (i) one hundred percent of the indebtedness incurred by Borrower after the Closing Date (other than the Loans and the indebtedness permitted under Section 5.25), and (ii) from and after the Forbearance Period (as defined in the Forbearance Agreement), one hundred percent of the Net Cash Proceeds realized by the Borrower from the sale or other disposition of any assets of the Borrower, other than the sale or other disposition of inventory in the ordinary course of business.  For purposes of this Section 5.13, “Net Cash Proceeds” means the gross proceeds from such transaction, less reasonable fees and expenses to the extent actually paid or payable in connection with such gross proceeds.  All Net Cash Proceeds so paid to the Agent shall be applied in accordance with Section 8.5(b) and shall permanently reduce the Line of Credit Commitment by the amount the L/C Note is prepaid.

(b)           Amendment to Section 7.5 of the Loan Agreement (Notices).  Section 7.5 of the Loan Agreement is amended and restated in its entirety to read as follows:

7.5           Notices.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth below, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.5.  All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier, or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid.

If to the Borrower:

GameTech International, Inc.
8850 Double Diamond Road
Reno, Nevada 89521
Attention: General Counsel
Facsimile: 775-850-6198
E-mail: jrobertson@gtiemail.com

If to the Agent:

U.S. Bank National Association
800 Nicollet Mall, 22nd Floor
BC-MN-H22A
Minneapolis, MN 55402-7020
Attention: William Umscheid
Facsimile: 612-303-4660
E-mail: William.Umscheid@usbank.com

4.           Acknowledgments of the Borrower.  The Borrower acknowledges and agrees that (a) the Forbearance Agreement, the Loan Agreement, the Notes and the other Loan Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, (b) the Borrower’s obligations under the Forbearance Agreement, the Loan Agreement, the Notes and the other Loan Documents, including but not limited to the Borrower’s obligation to pay and perform the Obligations, are subject to no defense, offset or counterclaim of any kind, and (c) the Specified Events of Default have occurred and continue to exist, and the Agent and the Lenders are accordingly entitled to, among other things, exercise their rights and remedies available under the Loan Documents.  The Borrower acknowledges that, by entering into the Forbearance Agreement, the Agent and the Lenders have agreed to forbear from exercising certain rights and remedies on account of the Specified Events of Default, but that nothing in this Agreement shall constitute a waiver of any such Specified Event of Default (other than the Administrative Fee Specified Event of Default on the terms and conditions set forth in the Forbearance Agreement) or of any other breach, default or Event of Default.

5.           Release of Agent and Lenders.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

6.           Representations and Warranties.  The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)           The Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and to perform its obligations under this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party.  This Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Loan Agreement and in the other Loan Documents are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate to (i) the Specified Events of Default or (ii) solely to an earlier date, in which case such representations and warranties were correct on and as of such date.

7.           Conditions Precedent.  This Agreement shall be effective only if the Agent has received each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)           this Agreement, duly executed by the Borrower;

(b)           an Acknowledgment and Agreement of the Guarantors, duly executed by each Guarantor;

(c)           a copy of the resolutions adopted by the board of directors of the Borrower, and certified by the secretary of the Borrower, which evidence the board of directors’ approval of the Strategic Operating Plan;

(d)           evidence that the Separation, Consulting & Non-Compete Agreement, as attached to the foregoing resolutions, has been duly executed by the parties thereto;

(e)           payment (i) to the Agent of that portion of the Forbearance Fee due and payable on the date hereof pursuant to Section 6(g) of the Forbearance Agreement (as amended hereby), and (ii) to the Agent and to each Lender of all fees and expenses due and payable on the date hereof pursuant to Section 9 hereof; and

(f)           a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Agreement; (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or assistant secretary given by the Borrower to the Agent, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Borrower who have been certified to the Agent, pursuant to the certificate of secretary or assistant secretary given by the Borrower to the Agent as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower.

8.           Continuing Effect.  Except as expressly set forth herein, all terms of the Forbearance Agreement, the Loan Agreement and the other Loan Documents remain in full force and effect.  This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents (other than the Administrative Fee Specified Event of Default on the terms and conditions set forth in the Forbearance Agreement), (b) a waiver of any breach, default or Event of Default (including without limitation the Specified Events of Default, other than the Administrative Fee Specified Event of Default on the terms and conditions set forth in the Forbearance Agreement) under the Loan Agreement or the other Loan Documents, or (c) except as expressly set forth in Section 2 of the Forbearance Agreement, an agreement to forbear from action on account of any existing or future breach, default or Event of Default.  No failure or delay on the part of the Agent or the Lenders in exercising any right, power or remedy, whether hereunder or under any other document in its favor, shall operate as a waiver thereof; nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies contained herein and under the other documents in favor of the Agent and the Lenders are cumulative and not exclusive of any remedies provided by law or by any Loan Document.

9.             Costs and Expenses.  Without limiting Section 5.4 of the Loan Agreement, the Borrower hereby reaffirms its agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses (including without limitation the charges and disbursements of outside counsel to the Agent or any Lender, determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent or any Lender in certain matters) in connection with the preparation, negotiation, execution, delivery, distribution, review and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof, and the collection, protection and enforcement of this Agreement and the other Loan Documents.

10.           Miscellaneous.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral negotiations or agreements.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This Agreement shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.  Section and paragraph headings contained herein are for reference only.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GAMETECH INTERNATIONAL, INC., as Borrower

By: ______________________________________
      Name: _________________________________
      Title: __________________________________

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By: ______________________________________
      Name: _________________________________
      Title: __________________________________

BANK OF THE WEST, as a Lender

By: ______________________________________
      Name: _________________________________
      Title: __________________________________